EXHIBIT 99.1

Contact:

Tony Rodriquez

Chief Financial Officer

Nextera Enterprises, Inc

(818) 902-5537

Nextera Enterprises, Inc. Announces Signing of a Non-Binding Letter of Intent to Sell its Woodridge Labs Business to its Secured Lenders in Satisfaction of its Obligations Under its Senior Secured Credit Facility

Panorama City, CA – April 18, 2008 – Nextera Enterprises, Inc. (OTC BB: NXRA) today announced the signing of a non-binding Letter of Intent (“LOI”) to sell substantially all of the assets of its sole operating subsidiary, Woodridge Labs, Inc., to a company (the “Buyer”) owned by the secured lenders under Woodridge Labs’ senior secured credit agreement.  NewStar Financial, Inc., the administrative agent under the senior secured credit agreement, and its affiliates would control the Buyer post-closing.  All proceeds from the proposed sale of these assets will be applied at closing towards repayment of Woodridge Labs’ bridge loans, term loan and revolving credit facility under its senior secured credit agreement.  NewStar is currently owed $13.25 million under all facilities of the agreement. Mounte LLC and Jocott Enterprises, Inc. are bridge lenders under the agreement, with $1.0 million and $0.4 million currently outstanding, respectively.  Mounte and Jocott are both shareholders of Nextera, and Joe Millin, the President of Nextera, is the President and Chief Executive Officer of Jocott.

Nextera had previously announced that Woodridge Labs was in violation of a financial covenant related to its senior secured credit agreement, as amended in November 2007.  In addition, Woodridge Labs is also in violation of its obligation to pay an installment of principal of its term loan in an aggregate amount equal to $250,000 on March 31, 2008.  The proposed transaction would provide that the Buyer would acquire substantially all of the assets of Woodridge Labs and assume its operational liabilities in satisfaction of the obligations of Woodridge Labs and Nextera under the senior secured credit agreement.  The LOI requires that, at the closing, all equity interests in Nextera owned by Jocott and its affiliates will be surrendered to Nextera for cancellation.

The transaction is subject to various conditions, including the signing of mutually satisfactory definitive agreements, the approval of Nextera’s Board of Directors, including a recommendation by the independent members of the Board, and the approval of Nextera’s shareholders.  Should the sale be consummated, Nextera would be left with no operating assets to generate cash-flows.

“This transaction represents the best result for our customers, employees and stakeholders,” said Joe Millin, President and Chief Executive Officer of Woodridge Labs.  “Our goal is to preserve as many jobs as possible and maximize the value of our assets for our creditors.  In reaching this agreement with our lenders, we are able to avoid the exercise of the lenders’ rights to the assets under the credit agreement and the accompanying adverse effect on the Woodridge Labs business, while preserving our relationships with our customers.”

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About Nextera Enterprises, Inc.

Nextera Enterprises Inc. currently operates through its wholly-owned subsidiary, Woodridge Labs, Inc.  Woodridge Labs is an independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs.  More information can be found at www.nextera.com and www.woodridgelab.com.

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Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties. Important factors that could affect these forward-looking statements are detailed under “Item 1A.Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Nextera, including, but not limited to: its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 17, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K, and include the risk that the Company may not consummate the transactions contemplated by the LOI as contemplated thereby or at all. All forward-looking statements included in this news release should be considered in the context of these risk factors.  Nextera undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.